Exhibit 99.1

Barrick and Newmont Forge Nevada Joint Venture Agreement

•                  Historic joint venture designed to unlock $5 billion1 in synergies

•                  Barrick to be Operator

•                  Ownership to be 61.5% Barrick; 38.5% Newmont

•                  Board representation based on ownership

•                  Advisory committees to have equal representation

•                  Barrick to withdraw Newmont acquisition and AGM proposals

ELKO, Nevada — March 11, 2019 — Barrick Gold Corporation (NYSE:GOLD)(TSX:ABX) (Barrick) and Newmont Mining Corporation (NYSE:NEM) (Newmont) said today that the two companies have signed an implementation agreement to create a joint venture combining their respective mining operations, assets, reserves, and talent in Nevada.

The joint venture is an historic accord between the two gold mining companies, which have operated independently in Nevada for decades, but have previously been unable to agree terms for cooperation. The joint venture will allow them to capture an estimated $500 million in average annual pre-tax synergies in the first five full years of the combination, which is projected to total $5 billion pre-tax net present value1 over a 20-year period.

Barrick President and Chief Executive Officer Mark Bristow said the agreement marked the successful culmination of a deal that had been more than 20 years in the making.

“We listened to our shareholders and agreed with them that this was the best way to realize the enormous potential of the Nevada goldfields’ unequalled mineral endowment, and to maximize the returns from our operations there. We are finally taking down the fences to operate Nevada as a single entity in order to deliver full value to both sets of shareholders, as well as to all our stakeholders in the state, by securing the long-term future of gold mining in Nevada,” he said.

Gary Goldberg, Chief Executive Officer of Newmont, said the logic of combining the two companies’ operations was compelling.

“This agreement represents an innovative and effective way to generate long-term value from our joint assets in Nevada, and represents an important step forward in expanding value creation for our shareholders. Through the joint venture, we will also continue to pursue the highest standards in safety, along with responsible and meaningful engagement with our employees, communities, and other stakeholders,” he said.

Following the completion of the joint venture, the Nevada complex will be the world’s single-largest gold producer, with a pro forma output of more than four million ounces in 2018, three Tier One2 assets, potentially another one in the making, and 48 million ounces of reserves.3,4,5

The establishment of the joint venture is subject to the usual conditions, including regulatory approvals, and is expected to be completed in the coming months. The joint venture will exclude Barrick’s Fourmile project and Newmont’s Fiberline and Mike deposits, pending the determination of their commercial feasibility.

As a result of this agreement, Barrick has withdrawn its Newmont acquisition proposal announced on February 25, and its proposals for the Newmont annual general meeting submitted on February 22.

Joint Conference Call and Webcast

Please join us for a conference call and webcast to discuss the joint venture agreement today at 9:00 a.m. Eastern time (6:00 a.m. Pacific time, 1:00 p.m. UK time). There will be an opportunity for analysts and investors to ask questions during the Q&A following the presentation.

U.S. and Canada (toll free): 1-855-327-6838

UK (toll free): 0808-101-2791

International: +1 416 915-3239 or +1 604 638-5340

Webcast:

https://78449.choruscall.com/dataconf/productusers/barrick/mediaframe/29201/indexl.html

The webcast will remain online for replay, and the conference call will be available for replay by telephone at 1-855-669-9658 (U.S. and Canada) and +1 604 674-8052 (international), access code 3028.

About Newmont

Newmont is a leading gold and copper producer. The Company’s operations are primarily in the United States, Australia, Ghana, Peru and Suriname. Newmont is the only gold producer listed in the S&P 500 Index and was named the mining industry leader by the Dow Jones Sustainability World Index in 2015, 2016, 2017 and 2018. The Company is an industry leader in value creation, supported by its leading technical, environmental, social and safety performance. Newmont was founded in 1921 and has been publicly traded since 1925.

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Media Contact
Omar Jabara	303.837.5114	omar.jabara@newmont.com

Investor Contact
Jessica Largent	303.837.5484	jessica.largent@newmont.com

Cautionary Statement Regarding Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual events to differ materially from future events expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” “target,” “indicative,” “preliminary,” or “potential.” Forward-looking statements in this press release may include, without limitation, expectations regarding the Nevada joint venture between Newmont and Barrick, including expectations regarding closing of the joint venture, value accretion, joint venture synergies and the benefits thereof. Such statements are intended to present events and results based upon the parties’ agreed upon terms, but a definitive joint venture agreement will not be forthcoming until later in the year. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of Newmont’s operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in Nevada being consistent with its current expectations; (iv) certain exchange rate assumptions for the Canadian dollar to the U.S. dollar; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of current mineral reserve, mineral resource and mineralized material estimates; (viii) satisfying the conditions to implementation of the Nevada joint venture between Barrick and Newmont, including obtaining regulatory approvals, and (ix) other planning assumptions. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the risk associated with the closing of the Nevada joint venture transaction and ability to achieve the anticipated synergies and value-creation contemplated by the proposed Nevada joint venture transaction; unanticipated difficulties or expenditures relating to the transactions, the response of business partners and retention as a result of the announcement and pendency of the transactions; potential volatility in the price of Newmont common stock due to the proposed transactions; and the diversion of management time on transaction-related issues. For a more detailed discussion of risks and other factors that might impact future looking statements, see Newmont’s 2018 Annual Report on Form 10-K, filed with the Securities and Exchange Commission (SEC) as well as Newmont’s other SEC filings, available on the SEC website or www.newmont.com. Newmont does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Newmont is not affirming or adopting any statements or reports attributed to Barrick in this press release or made by Barrick outside of this press release.

Third Party Data and Quotations

Certain comparisons of Barrick, Newmont and their industry peers are based on data obtained from Wood Mackenzie. Wood Mackenzie is an independent third party research and consultancy firm that provides data for, among others, the metals and mining industry. Wood Mackenzie does not have any affiliation to Barrick.

Other than in respect of their own mines, neither Barrick nor Newmont has the ability to verify the data or information obtained from Wood Mackenzie and the non-GAAP financial performance measures used by Wood Mackenzie may not correspond to the non-GAAP financial performance measures calculated by Barrick, Newmont or their respective industry peers. For more information on these non-GAAP financial performance measures see Endnote 2.

Neither Barrick nor Newmont has sought or obtained consent from any third party to be quoted in this press release.

Endnotes

1.                   Represents the NPV of pre-tax synergies projected over a twenty-year period, assuming consensus commodity prices and a 5% discount rate. Based on Barrick estimates. Synergies (or NPV of synergies) as used in this presentation is a management estimate provided for illustrative purposes, and should not be considered a GAAP/IFRS or non-GAAP/non-IFRS financial measure. “Synergies” represent management’s combined estimate of pre-tax synergies, supply chain efficiencies and cost improvements, as a result of the proposed joint venture that have been monetized and projected over a twenty year period for purposes of the estimation, applying a discount rate of 5 percent. Such estimates are necessarily imprecise and are based on numerous judgments and assumptions. Expected synergies is a “forward-looking statement” subject to risks, uncertainties and other factors which could cause actual synergies to differ from expected synergies.

2.                   A Tier One gold asset is a mine with a stated mine life in excess of 10 years with annual production of at least five hundred thousand ounces of gold and total cash cost per ounce within the bottom half of Wood Mackenzie’s cost curve tools (excluding state-owned and privately owned mines). Total cash cost per ounce is based on data from Wood Mackenzie as of August 31, 2018, except in respect of Barrick’s mines where Barrick relied on its internal data which is more current and reliable. The Wood Mackenzie calculation of total cash cost per ounce may not be identical to the manner in which Barrick calculates comparable measures. Total cash cost per ounce is a non-GAAP financial performance measure with no standardized meaning under IFRS and therefore may not be comparable to similar measures presented by other issuers. Total cash cost per ounce should not be considered by investors as an alternative to cost of sales or to other IFRS measures. Barrick believes that total cash cost per ounce is a useful indicator for investors and management of a mining company’s performance as it provides an indication of a company’s profitability and efficiency, the trends in cash costs as the company’s operations mature, and a benchmark of performance to allow for comparison against other companies.

3.                   The potential pro forma proven and probable reserve figure of Barrick and Newmont’s operations in Nevada was derived by adding the reserves reported by Barrick in its Q4 2018 Report and Newmont in its press release dated February 21, 2019 reporting its 2018 Reserves and Resources and its annual report on Form 10-K for the fiscal year ended December 31, 2018 in respect of the relevant Nevada properties set out in endnotes 4 and 5. The pro forma reserves are provided for illustrative purposes only. Barrick and Newmont calculate such figures based on different standards and assumptions, and accordingly such figures may not be directly comparable and the potential pro forma reserves may be subject to adjustments due to such differing standards and assumptions. In particular, Barrick mineral reserves have been prepared according to Canadian Institute of Mining, Metallurgy and Petroleum 2014 Definition Standards for Mineral Resources and Mineral Reserves as incorporated by National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”), which differ from the requirements of U.S. securities laws. Newmont’s reported reserves are prepared in compliance with Industry Guide 7 published by the SEC. These reporting standards have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, but embody different approaches and definitions. For example, the terms “Mineral

Reserve”, “Proven Mineral Reserve” and “Probable Mineral Reserve” are Canadian mining terms as defined in NI 43-101, and these definitions differ from the definitions in Industry Guide 7. Under Industry Guide 7 standards, a “final” or “bankable” feasibility study is typically required to report reserves or cash flow analysis to designate reserves. Further, under Industry Guide 7, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Newmont has not been involved in the preparation of Barrick’s reserve or resource estimates. Accordingly, Newmont assumes no responsibility for such estimates. For more information regarding Newmont’s reserves, see Newmont’s Annual Report filed with the SEC on February 21, 2019 for the proven and probable reserve tables prepared in compliance with the SEC’s Industry Guide 7, which is available at www.sec.gov or on Newmont’s website.

4.                   Proven and probable gold reserves of Barrick in Nevada are stated on an attributable basis as of December 31, 2018 and include Goldstrike, Cortez, Goldrush, South Arturo (60%) and Turquoise Ridge (75%). Proven reserves of 84.4 million tonnes grading 4.36 g/t, representing 11.8 million ounces of gold. Probable reserves of 155.6 million tonnes grading 2.93 g/t, representing 14.7 million ounces of gold. Complete mineral reserve data for all Barrick mines and projects referenced in this press release, including tonnes, grades, and ounces, as well as the assumptions on which the mineral reserves for Barrick are reported, are set out in Barrick’s Q4 2018 Report issued on February 13, 2019.

5.                   Proven and probable gold reserves of Newmont in Nevada are stated on an attributable basis as of December 31, 2018 and include Carlin, Phoenix, Twin Creeks (including Newmont’s 25% equity in Turquoise Ridge) and Long Canyon. Proven reserves of 46.6 million tonnes grading 3.84 g/t, representing 5.8 million ounces of gold. Probable reserves of 378.1 million tonnes grading 1.32 g/t, representing 16.0 million ounces of gold. Complete mineral reserve data for all Newmont mines and projects referenced in this press release, including tonnes, grades, and ounces, as well as the assumptions on which the mineral reserves for Newmont are reported, are set out in Newmont’s press release dated February 21, 2019 reporting its 2018 Reserves and Resources and its annual report on Form 10-K for the fiscal year ended December 31, 2018.